UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
__________________________
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12
LIMELIGHT NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2014 Annual Meeting of Stockholders and Proxy Statement
Meeting Date: Thursday, June 5, 2014
Time: 9:00 a.m. local time

Meeting Location:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Limelight Networks, Inc.
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
To Our Stockholders:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on Thursday, June 5, 2014, at 9:00 a.m. local time, at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.
The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2013. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.
Stockholders of record as of April 11, 2014 may vote at the Annual Meeting.
We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about Friday, April 25, 2014, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2013 and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.
Your vote is important. Whether or not you plan to attend the meeting, please promptly vote. Voting by proxy will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.
Sincerely,
Walter D. Amaral
Non-Executive Chairman of the Board

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 5, 2014
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
Matters to be voted on:

1.	Election of Walt D. Amaral and Gray Hall as Class I directors.

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm.

3.	Advisory approval of the compensation of the Company’s named executive officers.
The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 11, 2014 are entitled to notice of and to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2013 and how to vote will be mailed on or about April 25, 2014, to all stockholders entitled to vote at the meeting.

By order of the Board of Directors,

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary
April 23, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, June 5, 2014. The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT.
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

LIMELIGHT NETWORKS, INC.
PROXY STATEMENT FOR 2014
ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
The enclosed Proxy is solicited on behalf of the Board of Directors, or Board, of Limelight Networks, Inc. (“Limelight” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 5, 2014, at 9:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.
As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2013, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2013 and how to vote will be mailed on or about April 25, 2014, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Our telephone number is (602) 850-5000.
GENERAL INFORMATION ABOUT THE MEETING
Who May Vote
You may vote if our records show that you own shares of Limelight as of April 11, 2014. As of the close of business on March 31, 2014, we had a total of 98,438,519 shares of common stock issued and outstanding, which were held of record by approximately 329 stockholders. As of March 31, 2014, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.
Voting Your Proxy
If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.
If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•
Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 4, 2014. When you access the website, please have your Notice or proxy card in hand. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 4, 2014. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly so that it is received no later than June 4, 2014 in the postage-paid envelope provided with your printed materials. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.
Matters to be Presented
We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.
Changing Your Vote
To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.
Cost of This Proxy Solicitation
We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.
How Votes are Counted
The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.
Abstentions and Broker Non-Votes
Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
Our Voting Recommendations
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board:

•	“FOR” the election of Walter D. Amaral and Gray Hall to the Board as Class I Directors;

•	“FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and

•	“FOR” advisory approval of the compensation of the Company’s named executive officers.
Deadlines for Receipt of Stockholder Proposals
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2015 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 24, 2014 to be considered for inclusion.
If a stockholder intends to submit a proposal or nomination for director for our 2015 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 24, 2014. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at http://investors.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS
We have a classified Board. Our Board currently consists of two Class I directors, two Class II directors, and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three (3) years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.
Changes in Composition of the Board of Directors
The Board is presently composed of seven members, five of whom are independent directors. On April 7, 2014, Thomas Falk informed the Board of his intent not to stand for re-election as a Class I director of the Company at the Annual Meeting. On April 9, 2014, the Company announced that the Board has appointed Gray Hall as a Class I director of the Board, with such appointment being effective as of May 1, 2014. Mr. Falk’s decision to not stand for re-election as a Class I director of the Company at the Annual Meeting, and Mr. Hall’s appointment as a Class I director would temporarily result in a Board consisting of eight members. Following the Annual Meeting, the Board will be composed of seven members, consisting of two Class I directors, two Class II directors, and three Class III directors.
Nominees
The Nominating and Governance Committee of the Board selected, and the Board approved, Walter D. Amaral and Gray Hall as nominees for election to Class I of the Board at the Annual Meeting. Mr. Hall's appointment begins on May 1, 2013. Mr. Amaral is now a director and was previously elected by the stockholders at the 2011 annual meeting. If elected, Messrs. Amaral and Hall will each serve as a director until our annual meeting in 2017, until their respective successors are elected and qualified, or their earlier resignation or removal.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Amaral and Hall. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required
If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.
Each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to the nominee. For these purposes, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors will be elected under a plurality standard.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF WALTER D. AMARAL AND GRAY HALL TO THE BOARD OF DIRECTORS.
Information About the Directors and Nominees
The following table sets forth information regarding our directors and the nominees as of March 31, 2014, except for Mr. Falk who will not to stand for re-election as a Class I director of the Company at the Annual Meeting. Below the table appears a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director of Limelight. We believe that each director and nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2014 Annual Meeting:
Walter D. Amaral	62	Non-Executive Chairman of the Board	2007
Gray Hall	49	Director	2014
Thomas Falk	34	Director	2010

Class II directors whose terms expire at the 2015 Annual Meeting:
Joseph H. Gleberman	56	Director	2006
Fredric W. Harman	53	Director	2006

Class III directors whose terms expire at the 2016 Annual Meeting:
Jeffrey T. Fisher	51	Director	2008
David C. Peterschmidt	64	Director	2007
Robert A. Lento	53	Director	2013

Walter D. Amaral has served as a director since May 2007 and was appointed Non-Executive Chairman of our Board in February 2013. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.
Mr. Amaral serves as the Chairman of our Board and Audit Committee and brings to the Board and the Audit Committee a valuable perspective based on his extensive financial and business leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, Inc., S3 Incorporated, NetManage, Inc. and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.
Thomas Falk has served as a director of Limelight since April 2010. Prior to that, Mr. Falk was a director of EyeWonder, Inc., which was acquired by Limelight in April 2010, from September 2009 to April 2010. Mr. Falk has been a principal of Falk Ventures GmbH (formerly VEST Europe GmbH) since October 2007. Mr. Falk has been the Chief Executive Officer of eValue, a venture firm focused on Internet technology start-up companies focused on new and digital media, since March 2007. eValue supports companies with funding, technology know-how, human resources, public relations, financial management and intensive merger and acquisition advice and assistance. In 2008, Mr. Falk helped to found the German online video network smartclip AG, which now is owned by adconion media group, Ltd. (formerly smartclip Holdings AG), and operates in other European countries and in the U.S. Mr. Falk also is the founding investor of United Mail Solutions, a European email marketing solutions provider, which was sold to Experian, plc. While pursuing his university degree, he founded Falk eSolutions AG in 1998, which became a pan-European provider of ASP online ad-serving solutions. After expanding Falk eSolutions into the U.S., Falk eSolutions was purchased by DoubleClick in 2006. Mr. Falk served as DoubleClick’s managing director for Europe until Google’s acquisition of DoubleClick in 2007.
We believe that Mr. Falk’s international business experience in European Internet and email marketing companies provides a valuable resource for the Board. His experience includes organizations of different sizes, and he has served in founder, executive management and development roles. Mr. Falk, as Chief Executive Officer of eValue, has invested in, and assisted in the initial phase of, a number of Internet technology start-up companies. Mr. Falk’s business experience and insights into the economic conditions in Europe contributes to the Board’s consideration of strategic options and increases the depth of its international experience. As a result of these and other professional experiences, Mr. Falk possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience
Jeffrey T. Fisher has served as a director since November 2008. Mr. Fisher has served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization since March 2009. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.
Mr. Fisher’s financial and business leadership experience as the Chief Financial Officer for Austin Industries and as the Executive Vice President and Chief Financial Officer of Charter Communications, Inc. provides a strong financial foundation for Audit Committee and Board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.
Joseph H. Gleberman has served as a director since September 2006. Mr. Gleberman is an Advisory Director in Goldman, Sachs & Co.’s Principal Investment Area. Prior to joining the Principal Investment Area, he served in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co., which he joined in 1982. Mr. Gleberman also serves on the board of directors of HGI Global Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Kerzner International. Mr. Gleberman received a B.A. and an M.A. from Yale University, and an M.B.A. from Stanford University.
Mr. Gleberman has extensive experience in evaluating and providing guidance and strategic advice to technology and software companies as an Advisory Director in Goldman, Sachs & Co.’s Principal Investment Area and through his service in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co. His investment banking background has added a valuable perspective to the Board. Mr. Gleberman is also an independent director who has extensive outside director experience as a director of HGI Global Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Kerzner International. As a result of these and other professional experiences, Mr. Gleberman possesses particular knowledge and experience in corporate finance, investment banking and mergers and acquisitions that strengthens the Board’s collective qualifications, skills, and experience.
Gray Hall has been appointed to our Board of Directors, effective May 1, 2014. Mr. Hall has been the Chairman, President and CEO of Alert Logic since July 2009 and is a 24-year veteran of the IT industry. Alert Logic provides intrusion detection, web application firewall, log management and vulnerability assessment solutions to business customers to help those customers achieve security and compliance for the IT systems either on-premises or in cloud service provider environments. Prior to Alert Logic, from 2008 to 2009, Mr. Hall served as Executive-in-Residence at Fidelity Equity Partners, a $500 million middle-market buyout fund backed by Fidelity Investments. Prior to that, in 1999 Hall co-founded VeriCenter, a pioneer in managed hosting services, and served as President and CEO as VeriCenter grew to become a nationwide provider of managed hosting and co-location services across eight enterprise data centers in six major cities throughout the United States. VeriCenter was acquired by SunGard Data Systems in August 2007. Mr. Hall has a B.B.A. in Finance from Southern Methodist University and an M.B.A. from the University of Texas at Austin.
Mr. Hall brings a wealth of financial, operational, and business leadership experience to the Board, having served as President and CEO for Alert Logic and for VeriCenter. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Hall possesses particular knowledge and operational experience in Internet technology infrastructure and has relevant financial experience and independence that strengthens the Board’s collective qualifications, skills, and experience.
Fredric W. Harman has served as a director since September 2006. Mr. Harman has served as a Managing Partner of Oak Investment Partners since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of U.S. Auto Parts, an online provider of aftermarket auto parts, Demand Media, Inc., an Internet news Media company, and several privately held companies. Mr. Harman received a B.S. and an M.S. in Electrical Engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of Business.
Mr. Harman’s experience in investment banking as a Managing Partner of Oak Investment Partners and as a General Partner of Morgan Stanley Venture Capital is a valuable resource to the Board as it considers strategic options. Mr. Harman is also an independent director and an experienced board member of technology and Internet companies, serving as an outside director of U.S. Auto Parts, Demand Media, Inc. and several privately held companies. As a result of these and other professional experiences, Mr. Harman possesses particular knowledge and experience in electrical engineering, technology and Internet based companies and corporate finance that strengthens the Board’s collective qualifications, skills, and experience.
Robert A. Lento has served as our Chief Executive Officer since November 2012 and has served as a member of our board of directors since January 2013. Prior to joining us, Mr. Lento was a senior sales executive at Convergys Corporation, a provider of customer management services, from July 1998 to May 2012, most recently serving as President – Information Management Division from September 2007 to May 2012. Prior to that, from 1997 to 1998, Mr. Lento served as President of LAN Systems for Donnelly Enterprise Solutions, Inc., a provider of information management solutions. From 1989 to 1996, Mr. Lento served in leadership positions at ENTEX Information Services, Inc., a provider of computing infrastructure services. Mr. Lento received a B.S. in Management from the State University of New York.
As our President and Chief Executive Officer, Mr. Lento is engaged in all aspects of our business and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of the Company. Mr. Lento brings over thirty years of leadership experience to the Company, which we believe gives him unique insights into our challenges, opportunities, and operations. He possesses leadership, managerial and technical skills relevant to leading the Company, knowledge of the Company’s leading customers, and knowledge of cloud services and SaaS companies generally, which skills and knowledge are directly relevant to strengthening the Board’s collective qualifications, skills, and experience. His business leadership experience at Convergys, serving as president of the company’s information management division, and as president of LAN systems for Donnelly Enterprise Solutions is also a valuable resource to the Board as it guides the Company’s business strategy.
David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt is also the Chief Executive Officer and serves on the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company. Prior to joining CIBER, Inc. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt currently serves on the board of directors of Savvis Corporation and CIBER, Inc. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.
Mr. Peterschmidt brings to our Board and Audit Committee significant business leadership experience and financial experience as the Chief Executive Officer of each of CIBER, Inc., Openwave Systems, Inc., Securify, Inc., and Inktomi, Inc. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER, Inc. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience serving as and directing senior management personnel in technology-based companies, and also has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
The Board held five meetings and acted by unanimous written consent two times during fiscal year 2013. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during fiscal year 2013.
Board Independence
The Board has determined that each of its current directors, except Thomas Falk and Robert A. Lento, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.
Committees of the Board of Directors
The Board has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board, and are non-employee directors. Each committee, its current membership, its function and the number of meetings held during fiscal year 2013 are described below.
Audit Committee
The members of our Audit Committee are Messrs. Amaral, Fisher and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held four meetings and acted by unanimous written consent two times during fiscal year 2013.
Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•
reviews and discusses with management and the independent registered public accounting firm the results of the annual audit, and our annual audited and quarterly unaudited financial statements, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements.

A copy of the Audit Committee charter is available on our website at http://investors.limelightnetworks.com.
Nominating and Governance Committee
The members of our Nominating and Governance Committee are Messrs. Amaral, Fisher, Gleberman, Harman and Peterschmidt, each of whom is a non-management member of our Board. Mr. Hall has also been appointed to this Committee, effective May 1, 2014. Our Board has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. The Nominating and Governance Committee held three meetings and acted by unanimous written consent two times during fiscal year 2013.
The Nominating and Governance Committee’s purpose is to oversee and assist our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board;

•	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on Limelight’s corporate governance hotline;

•	directs guidelines for the composition of our Board; and

•	reviews and administers our corporate governance guidelines.

A copy of the Nominating and Governance Committee charter is available on our website at http://investors.limelightnetworks.com.
Compensation Committee
The members of our Compensation Committee are Messrs. Peterschmidt, Fisher, and Amaral. Mr. Peterschmidt serves as the Chairman of the Compensation Committee. Our Board has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held seven meetings and acted by unanimous written consent on fourteen occasions during fiscal year 2013.
Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans;

•	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in Limelight’s proxy or information statement; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.
A copy of the updated Compensation Committee charter is available on our website at http://investors.limelightnetworks.com.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.
Stockholder Recommendations and Nominations
Pursuant to the requirements of its charter, the Nominating and Governance Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board should direct the recommendation in writing to:
Corporate Secretary
Limelight Networks, Inc.
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.
A stockholder desiring to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.
Director Qualifications
We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it is appropriate that at least one member of the Board meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board. Please see “Information About the Directors and Nominees” above for a discussion of the particular experience, qualifications, attributes or skills relative to each member of the Board that led the Board to conclude that each particular director should serve on Limelight’s Board.
Identification and Evaluation of Nominees for Directors
The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board decides not to nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board. Candidates may also come to the attention of this committee through management, stockholders or other persons.
The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. The Nominating and Governance Committee does not implement a different evaluation process for candidates that are nominated for election to the Board by stockholders or other persons.
After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees.
The Board’s Role in Risk Oversight
It is our management’s responsibility to manage risk and to bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. In addition, the Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on the Company. The full Board considers strategic risks and opportunities and regularly receives reports from the committees of the Board regarding risk oversight in their areas of responsibility.
Board Leadership Structure
The Board recognizes that effective board leadership structure can be dependent on the experience, skills and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. Prior to January 2013, the positions of Chairman of the Board and Chief Executive Officer were held by the same person. In February 2013, the Board appointed Walter D. Amaral as its non-executive Chairman of the Board. The Board believes that its current leadership structure, with Mr. Lento serving as President and Chief Executive Officer, and Mr. Amaral serving as non-executive Chairman of the Board, is appropriate for the Company at this time. Furthermore, currently, five of the seven Board positions are held by very strong and sophisticated independent directors and investors with substantial business experience and expertise who collectively own a significant portion of the Company’s outstanding shares. Two of the Board positions are occupied by representatives of institutional shareholders holding collectively approximately 38% of the Company’s capital stock.
Board Diversity
We do not have a policy as it relates to diversity in the selection of nominees for the Board. Our practice is to seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that Limelight’s businesses and operations are diverse and global in nature.
Annual Meeting Attendance
We do not have a formal policy regarding attendance by members of our Board at our annual meetings of stockholders, but all directors are encouraged to attend these meetings. Messers. Amaral and Lento attended our 2013 annual meeting of the stockholders.

Communicating with the Board of Directors
Any stockholder who desires to contact any of the members of our Board may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board or an independent director, or our management or independent advisors, as the Secretary considers appropriate.
Code of Ethics and Business Conduct
The Company maintains a Code of Ethics and Business Conduct that is applicable to our Chief Executive Officer, Chief Financial Officer and all other principal executive and senior financial officers and all employees, officers and directors. The Code of Ethics and Business Conduct is posted on our website at http://investors.limelightnetworks.com.
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) to audit our consolidated financial statements for the fiscal year ending December 31, 2014. The decision of the Board of Directors to appoint Ernst & Young was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Ernst & Young in all of these respects.
Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young, the Board of Directors may reconsider its selection.
Ernst & Young has audited our consolidated financial statements since fiscal year 2006. The Board of Directors expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Vote Required
If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Ernst & Young as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee Charter is available on the Limelight website at http://investors.limelightnetworks.com.
On behalf of the Board of Directors, the Audit Committee oversees Limelight’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. Ernst & Young LLP, our independent registered public accounting firm (“Ernst & Young”), is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of Limelight’s internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young our audited consolidated financial statements for the fiscal year ended December 31, 2013, matters relating to Limelight’s internal controls over financial reporting and the processes that support the certifications of the financial statements by Limelight’s Chief Executive Officer and Chief Financial Officer. The Audit Committee also discussed with Ernst & Young the scope and plan for the annual audit. In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed with them their independence from the Company and management.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accounting firm and our management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2013. The Audit Committee also selected Ernst & Young as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board of Directors is recommending that the stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by:
Walter D. Amaral, Chairman
Jeffrey T. Fisher
David C. Peterschmidt

Principal Accountant Fees and Services
The following table presents the fees paid or accrued by Limelight for the audit and other services provided by Ernst & Young for the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$792,721	$840,000
Tax Fees	119,496	157,000

Total Fees	$912,217	$997,000
___________

(1)
Includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, the assistance with review of our SEC filings, including consents and comment letters, and services in 2013 in connection with our divestiture of our web content management business, as well as other one-time procedures.

Audit Committee Pre-Approval Policy
Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent registered public accounting firm.
The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Ernst & Young is compatible with maintaining their independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information about the beneficial ownership of our common stock on March 31, 2014, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2014 and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 98,438,519 shares of our common stock outstanding on March 31, 2014. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% Stockholders
GS Capital Partners entities(1)	30,724,441	31.6%
Oak Investment Partners XII, L.P.(2)	6,292,402	6.5%
BlackRock, Inc.(3)	4,904,377	5.0%
Executive Officers and Directors
Robert A. Lento(4)	1,176,407	*
Peter J. Perrone(5)	100,000	*
Douglas S. Lindroth(6)	1,254,718	*
Indu Kodukula(7)	118,750	*
Philip C. Maynard(8)	841,976	*
George Vonderhaar(9)	122,554	*
Charles Kirby Wadsworth(10)	114,171	*
Walter D. Amaral(11)	215,147	*
Thomas Falk(12)	31,577	*
Jeffrey T. Fisher(13)	240,326	*
Joseph H. Gleberman(14)	30,724,441	31.6%
Fredric W. Harman(15)	6,292,402	6.5%
David C. Peterschmidt(16)	196,580	*
Gray Hall	0	*
All directors and executive officers as a group (14 persons)(17)	41,429,049	42.1%
___________

(1)
This information is based on a Schedule 13G/A filed with the SEC on February 14, 2014 on behalf of The Goldman Sachs Group, Inc. and the GS Capital Partners. Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Also includes 234,224 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014, as well as 81,428 shares acquired after vesting of restricted stock units, each of which that director Joe Gleberman and former director Pete Perrone have assigned to Goldman, Sachs & Co. The GS Capital Partners Entities reports its address, and that of each of the GS Capital Partners entities, as c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Jeremy Kahn, Attorney-in-fact.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 11, 2014 on behalf of Oak Management Corporation and also includes 181,648 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014 that Mr. Harman has assigned to Oak. Oak Investment Partners XII, L.P. reports its address as 525 University Avenue, Suite 1300, Palo Alto, CA 94301, Attn: Frederic W. Harman.

(3)	This information is based on a Schedule 13G filed with the SEC on January 29, 2014 on behalf of BlackRock, Inc. BlackRock, Inc. reports its address as 40 East 52nd Street, New York, New York 10022.

(4)	Includes 256,407 shares of common stock held by Robert A. Lento. Also includes 920,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(5)	Consists of 100,000 shares of common stock held by Peter J. Perrone.

(6)	Includes 485,656 shares of common stock held by Douglas S. Lindroth. Also includes 769,062 shares issuable upon exercise of options that were exercisable as of November 8, 2013.

(7)	Consists of 118,750 shares of common stock held by Indu Kodukula as of October 31, 2013.

(8)	Includes 329,167 shares of common stock held by Philip C. Maynard. Also includes 512,809 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(9)	Includes 33,804 shares of common stock held by George Vonderhaar. Also includes 88,750 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(10)	Includes 79,611 shares of common stock held by Charles Kirby Wadsworth. Also includes 34,560 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(11)	Includes 30,535 shares of common stock held by Walter D. Amaral and 184,612 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(12)	Consists of 6,889 shares of common stock held by Thomas Falk and 24,688 shares held by eValue AG, which Mr. Falk serves as CEO and managing director and has voting and dispositive power.

(13)	Includes 90,714 shares of common stock held by Jeffrey T. Fisher and 149,612 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(14)
See footnote (1) above. Joseph H. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(15)
See footnote (2) above. Fredric W. Harman has voting and dispositive power for the shares held by Oak Investment Partners XII, Limited Partnership. Mr. Harman disclaims beneficial ownership of the securities held by such partnership in which he does not have a pecuniary interest.

(16)	Includes 26,968 shares of common stock held by David C. Peterschmidt and 169,612 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014.

(17)	Includes an aggregate of 3,244,889 shares issuable upon exercise of options that are exercisable and vesting within 60 days of March 31, 2014.

COMPENSATION COMMITTEE REPORT
The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by:
David C. Peterschmidt, Chairman
Jeffrey T. Fisher
Walter D. Amaral

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Limelight’s overall financial results, individual contributions and performance by executives and employees and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•
Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•
Align the financial interests of executive officers with those of Limelight’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a competitive total compensation package that enables Limelight to attract and retain top talent.
The Compensation Committee of the Board of Directors (the “Board”) guides our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to Limelight’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.
The compensation for our named executive officers generally consists of three primary components: base salary, annual incentive cash bonus and equity awards. Other compensation components include severance and change of control provisions, generally available benefits such as health insurance, 401(k) retirement benefits, and participation in our Employee Stock Purchase Program (“ESPP”), and in limited instances, special recognition cash bonuses for specific corporate achievements. Limelight considers the proper allocation between long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business, while appropriately motivating the executives to strive to achieve our longer-term goals. We also consider the need to offer compensation packages that are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we generally seek to be in the middle of the pack within our peer group for cash compensation, and above average for non-cash, or equity based, compensation so as to align the interests of our stockholders and our named executive officers. We also believe that generally available benefits (such as health benefits, 401(k) plan participation and ESPP participation) should be competitive with the external job market, in order to allow us to attract and retain talent. The Compensation Committee, however, does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.
Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2013, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “named executive officers.”
Role and Authority of the Board of Directors and the Compensation Committee
The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors David C. Peterschmidt, Jeffrey T. Fisher (from August 2013) and Walter D. Amaral. Peter J. Perrone was also a member of the Compensation Committee prior to his resignation from the Board in August 2013 to become the Company’s Chief Financial Officer. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on our website at http://investors.limelightnetworks.com.
The Compensation Committee carries out the Board’s responsibilities to: (i) oversee Limelight’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Limelight’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation philosophy and objectives. The Compensation Committee also periodically reviews and makes recommendations to the Board regarding compensation, both cash and equity, for members of the Board.
In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation Committee determines to be appropriate. In December 2007, May 2009, December 2009, December 2010, August 2011, May 2012, and January 2013 the Compensation Committee engaged Compensia, an executive compensation consulting firm, and received an executive compensation assessment from Compensia in February 2008, May 2009, December 2009, December 2010, September 2011, May 2012, and February 2013. In May 2012, the Compensation Committee received advice and guidance from Compensia regarding confirmation of the Company’s executive compensation strategy, assessment of the competitiveness of total pay packages for the Company’s senior executives relative to market and peers and development of 2013 executive cash compensation. The Compensation Committee received advice and guidance from Compensia in February 2013 regarding executive officer and non-executive officer equity grant planning. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensation Committee members’ own experience and knowledge regarding compensation matters and the Compensia report process. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.
The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2013, the Committee met seven times, and took action by unanimous written consent on fourteen occasions. The Compensation Committee intends to review annually the base salaries, annual incentive cash bonus and long-term equity incentive awards for senior management, including the named executive officers. Generally, the Compensation Committee intends to review compensation components in the first quarter of each year. The Compensation Committee will, however, review and may adjust an officer’s compensation at any time during the year if and when the Committee deems such review to be necessary to align that officer’s compensation with our compensation philosophy and objectives. The Compensation Committee reviewed all compensation components for the then senior management team (including some of the named executive officers) in the first fiscal quarter 2013, with the exception of (i) the long-term equity component that the Compensation Committee had accelerated review of during the fourth quarter of 2012 in light of the CEO transition at the time, and (ii) any executives that were hired subsequent to the Compensation Committee’s compensation review.
The Board has delegated limited, non-exclusive authority to a committee consisting of the Chief Executive Officer and the Chairman of the Compensation Committee (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to new hires for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). The Compensation Committee has approved an Equity Grant Policy and equity award matrix that includes equity incentive ranges for employees based on title, job responsibilities, seniority and other factors. This matrix is reviewed and approved annually by the Compensation Committee. Each month, the Human Resources department prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to the Equity Award Committee at the first of the month. If approved by the Equity Award Committee by the second Tuesday of the month, then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If the Equity Award Committee’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.
Role of Executive Officers in Compensation Decisions
The Compensation Committee on occasion meets with our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers (other than himself). At least annually, the Compensation Committee considers, but is not bound by and does not always accept, our Chief Executive Officer’s recommendations for the named executive officers. These meetings typically occur in connection with a quarterly meeting of the Board or as part of a regularly scheduled Compensation Committee meeting. Recommendations with respect to equity award grants are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to new hires for employees whose position is below the level of Vice President) and/or the Compensation Committee.
Our Chief Executive Officer and our Chief Legal Officer and Corporate Secretary, regularly attend meetings of the Compensation Committee, but are excused from the meetings as appropriate when matters of executive compensation in which each may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Compensation Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses our Chief Executive Officer’s compensation package — salary as well as equity — without him present.
Role of Compensation Consultant
As noted, the Compensation Committee engaged the compensation consulting firm Compensia in December 2007, May 2009, December 2009, December 2010, August 2011, May 2012, and January 2013 to advise the Compensation Committee regarding the role of market data in the compensation determination process, provide a review of emerging trends and best practices in executive compensation, assess the competitiveness of Limelight’s current executive compensation and provide considerations for the Compensation Committee. Compensia’s May 2012 and February 2013 executive compensation assessment reports and the advice and guidance provided by Compensia pursuant to its May 2012 and January 2013 engagements by the Compensation Committee were sources of data for the Compensation Committee’s analysis of our executive and non-executive employee compensation. The Compensia reports advised the Compensation Committee regarding the role of market data in the compensation determination process, provided a review of emerging trends and best practices in executive compensation, assessed the competitiveness of Limelight’s current executive compensation and provided considerations for the Compensation Committee. Compensia’s analyses included base salary, annual incentive bonus and equity awards for the surveyed group described below. Limelight’s management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustments that are consistent with Limelight’s compensation philosophy, objectives and goals. Other than Compensia’s periodic review of Board member and non-executive officer employee compensation, Compensia does not provide any additional services to Limelight. Compensia provided its services directly to the Compensation Committee. The Compensation Committee assessed the independence of Compensia and concluded that its work has not raised any conflict of interest.
To compare our executive and managerial employee compensation program for fiscal 2013 to the market, Compensia surveyed technology companies that published their pay practices. The employers included in the survey are technology infrastructure, Internet/cloud/digital media, or software companies with annual revenue between $50 to $500 million that have employees with similar experience and education levels to Limelight’s employees. In order to maintain competitiveness within the marketplace, Limelight considers this peer group data in determining its executive compensation. The companies surveyed in its May 2012 and February 2013 reports were Active Network, Blue Nile, Boingo Wireless, Cogent Communications Group, Constant Contact, DealerTrack Holdings, Digital Generation (formerly DG FastChannel), Dialogic (formerly Veraz Networks), InterNAP Network Services, J2 Global Communications, Logmein, Neutral Tandem, Quinstreet, Responsys, Saba Software, Synchronoss Technologies, Taleo, ValueClick (acquired by Oracle), Web.com Group, and Websense.
Components of Compensation
The components of our executive officer compensation include:

•	Base salary;

•	Annual Incentive Bonus;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.
We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Limelight’s success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Compensation Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve Limelight’s compensation objectives.
The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance and aligned with our compensation philosophy and objectives. Additionally, the Compensation Committee considered the results of our last non-binding advisory stock holder vote on the compensation of our named executive officers in June 2011, commonly referred to as a say-on-pay proposal. Our stockholders approved the compensation of our named executive officers with approximately 94% of stockholder votes cast in favor of the 2011 say-on-pay proposal. We were mindful of the strong support our stockholders expressed for our named executive officer compensation programs and, as a result, we decided to retain our general approach to our executive compensation programs. We will hold such say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual meeting in June 2011. This year’s annual meeting will include a say-on-pay vote.
In fiscal 2013, the use and weight of the executive compensation components were based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the Compensia survey noted above and by the general experience and knowledge of our Compensation Committee members. The Compensation Committee reviews the base salary, total cash compensation and equity compensation of our named executive officers relative to market comparables based on the data provided by Compensia, comparative market data provided by management, and the Committee members’ own experience and knowledge, and has moved these elements of compensation toward market averages. In fiscal 2013, the Compensation Committee intended to generally align our executive officer compensation against the market as follows, with target total cash compensation generally aligning nearer the middle of the range and target equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	25th to 75th
Target Total Cash	25th to 75th
Target Equity	50th to 75th

Base Salary. Limelight provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.
In conjunction with our annual performance review process, the Compensation Committee intends to review executive officer base salaries. During this process, the Chief Executive Officer will review the performance of the named executive officers (other than himself) and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary changes, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole as well as the report and recommendations of the Chief Executive Officer. An assessment of a named executive officer’s personal performance is qualitative, with much reliance on our Chief Executive Officer’s subjective evaluation of a named executive officer’s personal performance (other than his own personal performance) and the Compensation Committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the Compensation Committee in setting base salary changes. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. We will aim to keep salaries in line with the external job market. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these annual merit increase budgets other than the annual business planning process. For fiscal 2013, the Compensation Committee also considered general economic conditions and the risks such conditions posed to achievement of the Company’s financial performance targets for 2013.
During fiscal 2013, Messrs. Lindroth, Maynard and Wadsworth received an increase in base salary, bringing their respective fiscal 2013 base salaries to $337,459, $281,216, and $257,500, respectively. Messrs. Kodukula and Lento commenced employment with the Company in the fourth quarter 2012, with Mr. Lento transitioning from interim CEO to full-time CEO in the first quarter 2013. Messrs. Vonderhaar and Perrone commenced employment with the Company in the first quarter and third quarter 2013, respectively. Messrs. Perrone, Kodukula, and Vonderhaar received fiscal 2013 base salaries of $325,000, $350,000, and $275,000, respectively. Mr. Lento received a monthly salary of $60,000 as interim CEO until he transitioned to full time CEO January 22, 2013, at which time his fiscal 2013 salary became $475,000. In determining these base salary levels, the Compensation Committee relied on the factors discussed above.
Annual Incentive Cash Bonuses. We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for certain of our executive officers, payable either in whole or in part, depending on the extent to which the financial performance goals set by the Compensation Committee are achieved. For fiscal 2013, the target bonus amounts for Messrs. Lento, Perrone, Lindroth, Kodukula, Maynard, Vonderhaar, and Wadsworth were $300,000, $200,000, $208,500, $250,000, $114,500, $200,000 and $50,000 respectively. Other than Mr. Lindroth, whose target bonus increased by $75,000 from prior year level, the Compensation Committee did not change target bonus amounts from 2012 levels because the Compensation Committee felt current target levels were appropriate given the current market conditions. In the case of Mr. Lindroth, the Compensation Committee increased Mr. Lindroth’s target bonus to align his total cash compensation closer to market average. Also, the Committee believed retaining Mr. Lindroth during the CEO transition was crucial. Bonuses in excess of the target bonus amounts could be earned for financial performance in excess of the targets established by the Compensation Committee under the 2013 Management Bonus Plan. Each participant in the 2013 Management Bonus Plan could earn between 0% and 200% of their target bonus depending upon the level of attainment or over-attainment of specified corporate performance goals discussed below.
Under the 2013 Management Bonus Plan, incentive bonuses for all of the participants, including the participating named executive officers, were to be determined based upon measures of corporate financial performance, specifically revenue determined in accordance with generally accepted accounting principles and adjusted EBITDA targets. For the purposes of the 2013 Management Bonus Plan, adjusted EBITDA means Limelight’s GAAP net income (loss) before interest income, interest expense, other income and expense, provision for taxes, depreciation and amortization, income or loss from discontinued operations, provision for litigation, litigation defense expenses, stock based compensation and acquisition related expenses. Also, adjusted EBITDA includes the accrual for the bonus payable, and excludes any revenue and expense effects arising from any acquisition transactions (whether business or intellectual property acquisitions), executive transition expenses and certain other exceptional or non-recurring expenses approved by the Compensation Committee during the performance period. The Compensation Committee selected these performance goals because it believed that these measures reflect value generated for our stockholders, and therefore relying on these goals for the determination of the bonuses ties payment of bonuses to creation of stockholder value.
The largely new senior leadership team placed a strong emphasis in early 2013 on evaluating the financial condition of the business. Rather than create the full year financial plan early in the year, the senior leadership team planned and developed a first half financial plan early in the year, and then a second half financial plan midway through the year after it had sufficient time to evaluate the business. The Compensation Committee set interim first half 2013 targets following development of the first half financial plan to use as an interim performance baseline, and resolved to set full year 2013 targets following development of a second half financial plan. The Compensation Committee established an interim target for each of these financial performance criteria; however, any payout of the bonus was conditioned only on attainment of the financial metric target for the full-year performance period. The interim first half 2013 revenue and adjusted EBITDA performance targets were $91.7 million and $618,891, respectively. After the first two quarters, the Company achieved 65% with respect to the interim revenue target and 200% of the interim adjusted EBITDA target.
After the second half financial plan was finalized and approved, the Compensation Committee set the performance criteria for the full year performance period so that it took into consideration the financial metrics and interim performance for the first two quarters of 2013, as well as the financial plan for the full year. The performance criteria was based upon the achievement of revenue performance criteria and adjusted EBITDA. Specifically, the Compensation Committee set the revenue target at $175.8 million and the adjusted EBITDA target at the sum of the actual adjusted EBITDA for the first half of 2013 and $0 adjusted EBITDA for the second half of 2013. Taking into account the performance for the first two quarters of 2013 against the interim targets, the Compensation Committee set the performance period bonus floor amount at 66%. To compute bonus payout under the Restated Plan, if revenue for the performance period was below the revenue target, then the actual award would be the bonus floor amount. If revenue for the performance period was at or above the revenue target, but adjusted EBITDA was below the adjusted EBITDA target for the performance period, then the actual award would be the bonus floor amount. If revenue for the performance period is at the revenue target and adjusted EBITDA for the performance period is at or above the adjusted EBITDA target, then the actual award would be 79% of the target bonus amount. If revenue for the performance period is above the revenue target and adjusted EBITDA for the performance period is at or above the adjusted EBITDA target, then the actual award would be 79% of the target bonus amount PLUS an additional 4.35% of the target bonus amount for each one million dollars of revenue during the performance period above the revenue target, not to exceed 200% of the target bonus amount.
The table below illustrates the minimum, target and maximum bonus amounts potentially payable to the named executive officers in 2013 under the 2013 Management Bonus Plan:

	2013 Management Bonus Plan
Name	Minimum(1)	Minimum(1)	Target	Maximum
Lento(2)	$1	198,000	300,000	600,000
Perrone(2)	1	132,000	200,000	400,000
Lindroth(3)	1	208,500	208,500	208,500
Kodukula	1	165,000	250,000	500,000
Maynard	1	75,570	114,500	229,000
Vonderhaar(2)	1	132,000	200,000	400,000
Wadsworth	1	33,000	50,000	100,000
 _______________

(1)
As described in more detail herein, after the second half financial plan was finalized and approved, the Compensation Committee set the performance criteria for the full year performance period so that it took into consideration the financial metrics and interim performance for the first two quarters of 2013. Based on the first half performance, the Compensation Committee set the floor amount at 66%.

(2)	To be prorated for the portion of calendar year 2013 during which Messrs. Perrone and Vonderhaar were employees of the Company, and during which Mr. Lento was the permanent CEO of the Company.

(3)
Under the 2013 Management Bonus Plan, Mr. Lindroth would have been eligible to earn up to 200% of his target bonus, or $417,000. However, in July 2013, Mr. Lindroth entered into a transition agreement in connection with the termination of his employment, where upon satisfaction of certain conditions, Mr. Lindroth would be entitled to receive the target bonus level as part of his severance package.

The Compensation Committee believed that these targets presented achievable goals, but were not necessarily certain and depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. The actual bonus amount earned by each participating executive is typically determined by the Compensation Committee based upon attainment of the performance criteria after Limelight’s 2013 financial results were reviewed and approved by the Audit Committee of the Board. Although the Compensation Committee has the authority to exercise discretion in awarding bonus payment, such discretion was not exercised and the 2013 bonus amounts were awarded based solely upon the financial performance criteria formula described above. Revenue for the performance period was $173.4 million, which was below the $175.8 million revenue target. Applying the formula described herein to the Company’s 2013 financial performance, the Compensation Committee determined that this resulted in a payout of the bonus floor amount, or 66% of the total target amount for the 2013 Management Bonus Plan. Accordingly, the Compensation Committee authorized and approved a payment of annual cash bonuses to the 2013 Management Bonus Plan participants, including the Company’s principal executive officer, principal financial officer and other named executive officers. Messrs. Lento, Perrone, Vonderhaar, Kodukula, Maynard and Wadsworth received bonuses of $181,500, $55,000, $121,000, $137,500, $75,570 and $33,000, respectively, which represented approximately 37%, 45%, 49%, 47%, 27% and 13% of salaries received in 2013, respectively. Mr. Lindroth entered into a transition agreement in July 2013 in connection with the termination of Mr. Lindroth’s employment, where upon, based on satisfaction of certain conditions, Mr. Lindroth would be entitled to receive the target bonus level as a part of his severance package. Mr. Lindroth satisfied those conditions in 2013.
Long-Term Incentive Program. The principal goals of Limelight’s long-term equity-based incentive program are to align the interests of named executive officers with Limelight’s stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another goal of the long-term equity-based incentive program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Compensation Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of Limelight’s stock, thereby furthering the interests of Limelight’s other stockholders. Equity-based awards granted during 2013 to our named executive officers were granted under our 2007 Equity Incentive Plan and were approved by the Compensation Committee. The Compensation Committee typically intends to address annual refresh grants for the executive officers in the first fiscal quarter of each year. The Compensation Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the objectives of the long-term incentive component of the overall executive compensation program. For example, in light of the CEO transition in the fourth quarter of 2012, in order to better assure continuity of senior management both during the transition and beyond, the Board approved equity award grants to certain executive officers, including Messrs. Maynard and Lindroth, in the fourth quarter of 2012 that the Board intended would be in lieu of the equity award that it would have otherwise considered in the first quarter of fiscal 2013. Mr. Wadsworth, who had joined the Company approximately five months earlier in July 2012, did not receive annual equity award in November 2012 with the other executive officers. Rather, Mr. Wadsworth received annual equity awards during the first quarter of 2013, in connection with the Compensation Committee’s consideration of annual refresh equity award grants. Messrs. Lento, Perrone, Kodukula (October 2012), and Vonderhaar each received equity awards in connection with their respective new hire packages.
The Compensation Committee determined the appropriate equity grant amounts to be awarded in fiscal 2013 to certain of its named executive officers to meet Limelight’s attraction (in the cases of Messrs. Lento, Perrone, and Vonderhaar), retention and business objectives by reviewing and considering competitive market data, the number and value of each named executive officer’s then current equity award holdings, including the number of unvested equity awards and exercise price and retentive value of unvested stock options, each named executive officer’s total compensation, each named executive officer’s personal performance, the importance of each named executive officer’s anticipated contributions to the development of long-term value creation and the Compensation Committee members’ experience and knowledge with respect to equity compensation. In determining the appropriate equity grant amounts, management and the Compensation Committee subjectively considered each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole, as well as the upcoming CEO transition and the need for continuity of the senior management in light of the transition. There is no specific weight given to any one of these elements of personal performance nor are there particular metrics associated with any one of these elements of personal performance. Rather than measuring each named executive officer’s personal performance against formal personal performance goals or elements, we rely on the Chief Executive Officer’s subjective evaluation of each named executive officer’s personal performance (other than himself) and the Compensation Committee’s experience and knowledge regarding compensation matters to evaluate the personal performance of the named executive officers and to determine appropriate compensation for such officers. The Compensation Committee also relied, in part, on peer group compensation data and extant equity award valuation analyses provided by Compensia in determining the appropriate equity grant amounts awarded in fiscal 2013 to certain of its named executive officers.
Based on these factors, the Compensation Committee authorized and approved the following long-term incentive program awards described herein during 2013:

•
On February 22, 2013, in connection with the Company’s hiring of Mr. Lento as the Company’s permanent President and Chief Executive Officer, the Company issued 750,000 restricted stock units and 2,000,000 stock options to Mr. Lento, pursuant to the Company’s 2007 Equity Award Incentive Plan. One-quarter (1/4th) of the restricted stock units vested on the one-year anniversary of the effective date of the employment agreement, one-sixteenth (1/16th) of the restricted stock units vested on March 1, 2014, and an additional one-sixteenth (1/16th) will vest on the first day of each June, September, December and March thereafter for eleven (11) consecutive quarters, provided Mr. Lento continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-forty-eighth (1/48th) of the stock options vested on the 20th day of February, 2014 and will vest on the 20th day of each month thereafter until all of the stock options have vested (four years), provided Mr. Lento continues to be a Service Provider through each such vesting date. The sizes of Mr. Lento’s grants were determined based on the factors listed above as well as the arm’s length negotiations between the parties.

•
Also on February 22, 2013, in connection with the Company’s hiring of Mr. Vonderhaar as the Company’s Chief Sales Officer, the Company issued 200,000 restricted stock units and 250,000 stock options to Mr. Vonderhaar, pursuant to the Company’s 2007 Equity Award Incentive Plan. One-sixteenth (1/16th) of the restricted stock units vested June 1, 2013, and an additional one-sixteenth (1/16th)  vest on the first day of each September, December, March, and June thereafter, provided Mr. Vonderhaar continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on December 3, 2013, and one-forty-eighth (1/48th) of the stock options vested on January 3, 2014 and will vest on the 3rd day of each month thereafter until all of the stock options have vested (four years), provided Mr. Vonderhaar continues to be a Service Provider through each such vesting date. The sizes of Mr. Vonderhaar’s grants were determined based on the factors listed above as well as the arm’s length negotiations between the parties.

•
On March 1, 2013, the Compensation Committee awarded 60,000 restricted stock units and 90,000 stock options to Mr. Wadsworth, pursuant to the Company’s 2007 Equity Award Incentive Plan. One-third (1/3rd) of the restricted stock units vested on March 3, 2014, one-twelfth (1/12th) of the restricted stock units will vest on June 1, 2014, and an additional one- twelfth (1/12th) will vest on the first day of each September, December, March, and June thereafter for seven (7) consecutive quarters, provided Mr. Wadsworth continues to be a Service Provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of April, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided Mr. Wadsworth continues to be a Service Provider through each such vesting date. The sizes of Mr. Wadsworth’s grants were determined based on the factors listed above.

•
In August 2013, the Company issued Mr. Mr. Perrone 350,000 restricted stock units and 1,000,000 stock options pursuant to the Company’s 2007 Equity Award Incentive Plan. One-quarter (1/4th) of the restricted stock units will vest on the one-year anniversary of the effective date of the employment agreement, one-sixteenth (1/16th) of the restricted stock units will vest on December 1, 2014, and an additional one-sixteenth (1/16th) will vest on the first day of each March, June, September, and December thereafter for twelve (12) consecutive quarters, provided Mr. Perrone continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-forty-eighth (1/48th) of the stock options vested on October 1, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (four years), provided Mr. Perrone continues to be a Service Provider through each such vesting date. Mr. Perrone’s employment agreement also provided that the Company issue Mr. Perrone 100,000 restricted stock units, which became fully vested 30 days after the Effective Date of the employment agreement. The sizes of Mr. Perrone’s grants were determined based on the factors listed above as well as the arm’s length negotiations between the parties.

With respect to non-named executive officers, equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. Customarily, the Compensation Committee considers annual equity awards for employees other than named executive officers in the first or second quarter of each year. With respect to the named executive officers, the Chief Executive Officer makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist us in keeping equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing the available equity pool and its overhang.
For fiscal 2014, the Compensation Committee intends to continue to grant equity awards to selected Limelight employees. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Limelight and will seek to set a level that will create a meaningful opportunity for stock ownership and will motivate each named executive officer to remain in Limelight’s service. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance, as well as the factors discussed below. The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future.
In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also may review the following factors:

•	The number of equity awards granted to an individual in a given role or position;

•	The number and mix of equity awards previously granted and currently held;

•	The individual’s vested and unvested equity award positions, and the exercise price of stock options in relation to the then current market value;

•	The individual’s total compensation package; and

•	A comparison of the individual’s existing equity awards and total compensation to similar positions in selected technology companies.
The Compensation Committee views these factors as the important motivators to retain and attract key management talent.
On a total company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Limelight during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).
The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.
Equity Award Practices. We may grant a mix of options and restricted stock units in situations where the compensation philosophy and objectives would be best met by doing so. In prior years, our equity awards extended to most employees. Beginning in 2009, we concentrated equity awards among those positions with the greater opportunity to affect our financial performance and intend to continue this practice. The vesting schedules applied to equity awards, usually three or four years, provide both a strong retention tool and also balances each executive’s focus on our short term and long term goals.

Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. Limelight follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Limelight’s common stock on the grant date.
Stock Ownership Guidelines. At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise.
Limelight has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Limelight’s common stock. In addition, from time to time, named executive officers enter into Rule 10b5-1 trading plans; however, none were in place during fiscal 2013.
Employment Agreements, Severance and Change of Control Benefits
Employment Agreements. Limelight has written employment agreements with certain executive officers, including each of its named executive officers. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Depending upon the circumstances of the executive’s termination, the executive may be entitled to severance benefits or change of control benefits. Please see “Potential Payments upon Termination or Change of Control” below for further information on severance or change of control benefits.
In December 2008 the employment agreement for each then-current named executive officer (Messrs. Maynard and Lindroth) was amended to bring each agreement into compliance with the rules and regulations under section 409A of the Internal Revenue Code.
In November 2012, the Company entered into an employment agreement with Robert A. Lento to become our interim Chief Executive Officer (the “interim agreement”). Pursuant to the terms of Mr. Lento’s interim agreement, Mr. Lento’s monthly salary was $60,000 for six months commencing on the Effective Date, as such term is defined in the Agreement. The Company issued 75,000 restricted stock units and 250,000 stock options (collectively, the “Equity Awards”) to Mr. Lento, pursuant to the Company’s 2007 Equity Award Incentive Plan. The Equity Awards vested on the six month anniversary of the Effective Date, as such term was defined in the interim agreement. Mr. Lento’s interim agreement further provided that the Company would reimburse Mr. Lento for certain expenses for reasonable travel (including business or first class airfare), entertainment and other business expenses, including professional association fees, and actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of the interim agreement, not to exceed $5,000 dollars. The terms of the interim agreement were the result of arm’s length negotiations between representatives of Mr. Lento and members of the Compensation Committee.
On January 22, 2013, the Company entered into an employment agreement with Mr. Lento to become our permanent President and Chief Executive Officer. Pursuant to the terms of Mr. Lento’s employment agreement, Mr. Lento’s annual salary for 2013 was $475,000. Mr. Lento’s salary is subject to annual review. Mr. Lento is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2013, Mr. Lento’s annual target incentive bonus was $300,000, to be prorated for the portion of 2013 during which Mr. Lento was the permanent Chief Executive Officer. The earned annual cash incentive bonus payable to Mr. Lento depended upon the extent to which the applicable performance goals were achieved. Mr. Lento’s actual paid bonus for 2013 was $181,500. The Company also issued Mr. Lento 750,000 restricted stock units and 2,000,000 stock options in 2013 pursuant to the Company’s 2007 Equity Award Incentive Plan. One-quarter (1/4th) of the restricted stock units vested on the one-year anniversary of the effective date of the employment agreement, one-sixteenth (1/16th) of the restricted stock units vested on March 1, 2014, and an additional one-sixteenth (1/16th) will vest on the first day of each June, September, December and March thereafter for twelve (12) consecutive quarters, provided Mr. Lento continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-forty-eighth (1/48th) of the stock options vested on the 20th day of February, 2014 and will vest on the 20th day of each month thereafter until all of the stock options have vested (four years), provided Mr. Lento continues to be a Service Provider through each such vesting date. If Mr. Lento relocates his principle residence, then the Company will reimburse Mr. Lento for customary and reasonable relocation expenses actually incurred (subject to the reasonable approval of the Compensation Committee) including the cost of moving his family’s personal possessions and real estate brokerage fees paid by Mr. Lento in connection with the sale of his current residence if he chooses to sell that property within the first two years of the employment term. Mr. Lento’s employment agreement further provides that the Company will reimburse Mr. Lento for certain expenses for reasonable travel (including business or first class airfare), entertainment and other business expenses, including professional association fees, and actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of the employment agreement, not to exceed $5,000 dollars.
On July 23, 2013, the Company entered into an employment agreement with Mr. Perrone to become our Senior Vice President and Chief Financial Officer. Pursuant to the terms of Mr. Perrone’s employment agreement, Mr. Perrone’s annual salary for 2013 was $325,000. Mr. Perrone’s salary is subject to annual review. Mr. Perrone is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2013, Mr. Perrone’s annual target incentive bonus was $200,000, to be prorated for the portion of 2013 during which Mr. Perrone was an employee. The earned annual cash incentive bonus payable to Mr. Perrone depended upon the extent to which the applicable performance goals were achieved. Mr. Perrone’s prorated actual paid bonus for 2013 was $55,000. The Company also issued Mr. Perrone 350,000 restricted stock units and 1,000,000 stock options in 2013 pursuant to the Company’s 2007 Equity

Award Incentive Plan. One-quarter (1/4th) of the restricted stock units will vest on the one-year anniversary of the effective date of the employment agreement, one-sixteenth (1/16th) of the restricted stock units will vest on December 1, 2014, and an additional one-sixteenth (1/16th) will vest on the first day of each March, June, September, and December thereafter for twelve (12) consecutive quarters, provided Mr. Perrone continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-forty-eighth (1/48th) of the stock options vested on October 1, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (four years), provided Mr. Perrone continues to be a Service Provider through each such vesting date. Mr. Perrone’s employment agreement also provided that the Company issue Mr. Perrone 100,000 restricted stock units, which became fully vested 30 days after the Effective Date of the employment agreement. The Company will reimburse Mr. Perrone for certain expenses for reasonable travel (including business or first class airfare), entertainment and other business expenses, including professional association fees, and actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of the employment agreement, not to exceed $5,000 dollars.
On October 20, 2008, the Company entered into an employment agreement with Douglas S. Lindroth, our then Senior Vice President, Chief Financial Officer and Treasurer. This agreement was amended on December 30, 2008 and December 3, 2012. Then on July 23, 2013, the Company entered into a transition agreement, which amended the severance provisions of his employment agreement (the “transition agreement”). Pursuant to the terms of Mr. Lindroth’s employment agreement, as amended, Mr. Lindroth’s annual salary for 2009 was $300,000. Mr. Lindroth’s salary is subject to annual review, and during fiscal 2013, Mr. Lindroth’s annual salary was $337,459. Mr. Lindroth was eligible to receive an annual cash incentive bonus. During calendar year 2013, Mr. Lindroth’s target annual incentive bonus was $208,500, which had increased $75,000 from his 2012 target annual incentive bonus. The annual cash incentive bonus is typically payable based on achievement of performance goals established by our Compensation Committee; however, the transition agreement provided full payment of Mr. Lindroth’s target annual incentive bonus for fiscal 2013 as a component of severance subject to satisfaction of certain conditions, which were satisfied during fiscal 2013. Accordingly, Mr. Lindroth’s actual paid bonus for 2013 was $208,500. Mr. Lindroth’s employment agreement provided that the Company will reimburse Mr. Lindroth for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties. In fiscal 2009, the Compensation Committee also approved an automobile allowance for Mr. Lindroth to maintain an automobile away from his home office.
On October 8, 2012, the Company entered into an employment agreement with Indu Kodukula, our then Chief Operating Officer. Pursuant to the terms of Mr. Kodukula’s employment agreement, Mr. Kodukula’s annual salary for 2013 was $350,000. Mr. Kodukula was eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For 2013, Mr. Kodukula’s annual target incentive bonus was $250,000. Mr. Kodukula’s actual paid bonus for 2013 was $137,500, which was prorated for the time that he was an employee during fiscal 2013. Mr. Kodukula’s employment agreement provided that the Company will reimburse Mr. Kodukula for reasonable travel, entertainment and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
On October 16, 2007, the Company entered into an employment agreement with Philip C. Maynard, our Senior Vice President, Chief Legal Officer and Secretary. Pursuant to the terms of Mr. Maynard’s employment agreement, amended December 30, 2008, Mr. Maynard’s annual salary for 2009 was $250,000, which was an increase from his 2008 annual salary of $225,000. Mr. Maynard’s salary is subject to annual review, and during fiscal 2013, Mr. Maynard’s annual salary was $281,216. Mr. Maynard is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2013, Mr. Maynard’s target annual incentive bonus was $114,500. The earned annual cash incentive bonus payable to Mr. Maynard depended upon the extent to which the applicable performance goals were achieved. Mr. Maynard’s actual paid bonus for 2013 was $75,570. Mr. Maynard’s employment agreement provides that the Company will reimburse Mr. Maynard for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.
On January 22, 2013, the Company entered into an employment agreement with Mr. Vonderhaar to become our Senior Vice President and Chief Sales Officer. Pursuant to the terms of Mr. Vonderhaar’s employment agreement, Mr. Vonderhaar’s annual salary for 2013 was $275,000. Mr. Vonderhaar’s salary is subject to annual review. Mr. Vonderhaar is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2013, Mr. Vonderhaar’s annual target incentive bonus was $200,000 to be prorated for the portion of 2013 during which Mr. Vonderhaar was an employee. The earned annual cash incentive bonus payable to Mr. Vonderhaar depended upon the extent to which the applicable performance goals were achieved. Mr. Vonderhaar’s actual paid bonus for 2013 was $121,000. The Company also issued Mr. Vonderhaar 200,000 restricted stock units and 250,000 stock options in 2013 pursuant to the Company’s 2007 Equity Award Incentive Plan. One-sixteenth (1/16th) of the restricted stock units vested June 1, 2013, and an additional one-sixteenth (1/16th)  vest on the first day of each September, December, March, and June thereafter, provided Mr. Vonderhaar continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the shares subject to the stock option vested on December 3, 2013, and one-forty-eighth (1/48th) of the stock options vested on January 3, 2014 and will vest on the 3rd day of each month thereafter until all of the stock options have vested (four years), provided Mr. Vonderhaar continues to be a Service Provider through each such vesting date. The Company will reimburse Mr. Vonderhaar for certain expenses for reasonable travel (including business or first class airfare), entertainment and other business expenses, including professional association fees, and actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of the employment agreement, not to exceed $2,500 dollars.
On June 22, 2012, the Company entered into an employment agreement with Mr. Wadsworth to become our Senior Vice President and Chief Marketing Officer. Pursuant to the terms of Mr. Wadsworth’s employment agreement, Mr. Wadsworth’s annual salary for 2012 was $250,000. Mr. Wadsworth’s salary is subject to annual review, and during fiscal 2013, Mr. Wadsworth’s annual salary was $257,500. Mr. Wadsworth is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2013, Mr. Wadsworth’s annual target incentive bonus was $50,000. The Company also issued Mr. Wadsworth 60,000 restricted stock units and 90,000 stock options pursuant to the Company’s 2007 Equity Award Incentive Plan. One-third (1/3rd) of the restricted stock units vested on March 3, 2014, one-twelfth (1/12th) of the restricted stock units will vest on June 1, 2014, and an additional one- twelfth (1/12th) will vest on the first day of each September, December, March, and June thereafter for seven (7) consecutive quarters, provided Mr. Wadsworth continues to be a Service Provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of April, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided Mr. Wadsworth continues to be a Service Provider through each such vesting date. The Company will reimburse Mr. Wadsworth for certain expenses for reasonable travel, entertainment and other business expenses, including professional association fees.
The terms “cause” and “change of control” are used substantially consistently among the employment agreements with the named executive officers. Generally, the term “cause” or “for cause” means termination of employment as a result of:

•
Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of an executive with respect to his or her obligations under the employment agreement or otherwise relating to the business of Limelight;

•
Repeated or habitual neglect of executive’s duties or responsibilities that continues after notice of such neglect, or failure or refusal to carry-out the legitimate assignments given by the Chief Executive Officer or the Board;

•
Any act of personal dishonesty in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment;

•	Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	A breach of any fiduciary duty owed to the Company by executive that has a material detrimental effect on the Company’s reputation or business;

•
Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not executive admits or denies liability);

•
Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, executive’s failure to waive attorney-client privilege relating to communications with executive’s own attorney in connection with an Investigation will not constitute “cause”; or

•
Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her employment agreement or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his or her responsibilities to Limelight under the employment agreement, if (A) the disqualification, bar or loss continues for more than 30 days, and (B) during that period Limelight uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Generally, the term “change of control” means the occurrence of any of the following events:

•
The consummation by Limelight of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of Limelight outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

•
The approval by the stockholders of Limelight, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of Limelight or an agreement for the sale or disposition by Limelight of all or substantially all of Limelight’s assets; or

•
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than Goldman Sachs & Co and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Limelight representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

The term “in connection with a change of control” generally means a termination of executive’s employment within three months prior to the execution of an agreement that results in a change of control or twelve months following a change of control.
Severance Benefits. Limelight believes that providing severance benefits for the named executive officers is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for the named executive officers is also appropriate as we believe that it is likely that an executive who is relieved of position without cause may require an extended period of time to obtain similar employment.

The employment agreements between Limelight and each named executive officer provide generally that if the executive is terminated without cause (and the termination is not in connection with a change of control) then the executive is entitled to the following severance benefits: (i) continued payment of executive’s base salary for twelve months (three and six months in the cases of Messrs. Wadsworth and Kodukula, respectively), (ii) actual, earned cash bonus for the year in which termination occurred prorated to the date of termination, and (iii) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under the Limelight health plans until the earlier of twelve months after termination or until executive and eligible dependents are covered under another health insurance program (three and six months in the cases of Messrs. Wadsworth and Kodukula, respectively). Also, in accordance with Mr. Lindroth’s transition agreement and Mr. Kodukula’s separation agreement, each entered into during 2013, the Company approved discretionary accelerated vesting of certain restricted stock units for Messrs. Lindroth and Kodukula and stock options for Mr. Lindroth. Payment of severance benefits is conditioned on the executive making certain covenants with Limelight as described below under “Material Conditions to or Obligations of Severance” in the “Potential Payments upon Termination or Change of Control” section below.
If a named executive officer voluntarily resigns his employment or his employment is terminated for cause, then the named executive officer is entitled generally only to compensation earned through the date of termination. More particularly, the named executive officer would be entitled to his base salary through the date of termination, and unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment. All further vesting of outstanding equity awards would also cease as of the date of termination.
In the event a name executive officer’s employment is terminated due to death or disability, then twenty-five (25%) percent of the executive’s then outstanding unvested equity awards would vest.
Change of Control Benefits. Limelight believes that providing certain benefits for the named executive officers in connection with a change of control is necessary to attract and retain executive talent. Further, Limelight believes that change of control arrangements are an important part of overall compensation for the named executive officers because they will assist the Company in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding the executive’s continued employment prior to or following a change in control or other personal financial interest.
The employment agreements between Limelight and each named executive officer provide generally that, in the event of a change of control, fifty percent (50%) of each executive’s then unvested equity awards will vest. In the case of Mr. Lento, such accelerated vesting will be applied in reverse order such that the Equity Awards with the latest vesting date first become non-forfeitable, provided that there remain at least six months of vesting term after application of the reverse order vesting. Further, if the executive is terminated or resigns for good reason in connection with a change of control then the executive is entitled to the following change in control benefits: (i) continued payment of executive’s base salary for twelve months (three and six months in the cases of Messrs. Wadsworth and Kodukula, respectively), (ii) 100% of the executive’s target cash bonus for the year in which termination occurred, (iii) accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under the Limelight health plans until the earlier of twelve months after termination or until executive is covered under another health insurance program (three and six months in the cases of Messrs. Wadsworth and Kodukula, respectively). In addition to the benefits above, Mr. Vonderaar will also receive the actual earned cash incentive, if any, payable to him for the year the termination occurred, prorated to the date of termination. Payment of change of control benefits is conditioned on the executive making certain covenants with Limelight as described below under “Material Conditions to or Obligations of Severance” in the “Potential Payments upon Termination or Change of Control” section below.
The tables below show the potential payments and benefits each of the named executive officers would be entitled to receive in the event of a change of control or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2013. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
Potential Payments Upon Change of Control

Name(1)	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)(2)	Health and Welfare Benefits ($)	Total ($)
Robert A. Lento	$—	$—	$742,500	$—	$742,500
Peter J. Perrone	—	—	346,500	—	346,500
Philip C. Maynard	—	—	93,915	—	93,915
George Vonderhaar	—	—	160,875	—	160,875
Charles Kirby Wadsworth	—	—	142,560	—	142,560
___________

(1)	Messrs. Lindroth and Kodukula’s respective termination of employment occurred prior to December 31, 2013. Accordingly, each has been excluded from this presentation.

(2)
Valuation of acceleration of unvested equity awards equal fifty percent (50%) of unvested restricted stock units and fifty percent (50%) of unvested non-qualified stock options with an exercise price less than the $1.98 per share closing price of Limelight Networks common stock on December 31, 2013, held by Messrs. Lento, Perrone, Maynard, Vonderhaar, and Wadsworth. As of December 31, 2013, the exercise price of most of the non-qualified stock options held by Messrs. Lento, Perrone, Maynard, Vonderhaar, and Wadsworth was greater than $1.98 per share, therefore these non-qualified stock options with an exercise price greater than $1.98 per share have been excluded from this calculation.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control

Name(1)	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)(2)	Health and Welfare Benefits ($)(3)	Total ($)(4)
Robert A. Lento	$475,000	$300,000	$1,485,000	$13,389	$2,273,389
Peter J. Perrone	325,000	200,000	693,000	16,449	1,234,449
Philip C. Maynard	281,216	114,500	187,830	13,121	596,667
George Vonderhaar(5)	275,000	400,000	321,750	16,008	1,012,758
Charles Kirby Wadsworth	64,375	50,000	285,120	4,179	403,674
___________

(1)	Messrs. Lindroth and Kodukula’s respective termination of employment occurred prior to December 31, 2013. Accordingly, each has been excluded from this presentation.

(2)
Valuation of acceleration of unvested equity awards is equal to one hundred percent (100%) of the unvested restricted stock units and one hundred percent (100%) of unvested non-qualified stock options with an exercise price less than the $1.98 per share closing price of Limelight Networks common stock on December 31, 2013, held by Messrs. Lento, Perrone, Maynard, Vonderhaar, and Wadsworth. As of December 31, 2013, the exercise price of most of the non-qualified stock options held by Messrs. Lento, Perrone, Maynard, Vonderhaar, and Wadsworth was greater than $1.98 per share, therefore these non-qualified stock options with an exercise price greater than $1.98 per share have been excluded from this calculation.

(3)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental and vision insurance elected by the named executive during the year, multiplied by the number of months that coverage would be provided pursuant to the named executive officer’s employment agreement.

(4)	Depending upon applicable law, a departing employee may be eligible to be paid for accrued but unused vacation time banked prior to termination of employment.

(5)
In addition to receiving 100% of the executive’s target cash bonus for the year in which termination occurred, Mr. Vonderaar will also receive the actual earned cash incentive, if any, payable to him for the year the termination occurred, prorated to the date of termination. This assumes actual earned cash incentive for the year at target level.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control

Name	Severance Salary ($)		Severance Bonus ($)(1)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(2)	Total ($)(3)
Robert A. Lento	$475,000		$300,000	$—	$13,389	$788,389
Peter J. Perrone	325,000		200,000	—	16,449	541,449
Philip C. Maynard	281,216		114,500	—	13,121	408,837
George Vonderhaar	275,000		200,000	—	16,008	491,008
Charles Kirby Wadsworth	64,375		50,000	—	4,179	118,554
Douglas Lindroth(4)	376,397	(3)	208,500	92,813	3,968	681,678
Indu Kodukula(5)	179,850	(3)	137,500	58,782	1,255	377,387
 ___________

(1)	This assumes actual earned cash incentive for the year at target level.

(2)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental and vision insurance elected by the named executive during the year, multiplied by the number of months that coverage would be provided pursuant to the named executive officer’s employment agreement. Following termination of employment, Messrs. Lindroth and Kodukula were each eligible to receive reimbursement for premiums paid for continued health benefits for themselves and eligible dependents under the Limelight health plans until the earlier of twelve months after termination in the case of Mr. Lindroth, and six months after termination in the case of Mr. Kodukula, or until each and their eligible dependents are covered under another health insurance program. Messrs. Lindroth and Kodukula have each become eligible under another health insurance program. The amounts reflected for each in this column represents actual amounts reimbursed to Messrs. Lindroth and Kodukula following termination of employment.

(3)
Depending upon applicable law, during 2013, a departing employee may have also been eligible to be paid for accrued but unused vacation time banked prior to termination of employment. Following departure in 2013, Messrs. Lindroth and Kodukula were paid $38,938 and $4,850 respectively for accrued and unused vacation time. These amounts are captured under the “Severance Salary” column.

As of January 1, 2013, the Company replaced its traditional fixed PTO policy with a flexible PTO policy for U.S.-based, regular, full-time, exempt employees, which include the Company’s named executive officers. As a result of this change, the Company no longer accrues vacation time.

(4)	Mr. Lindroth’s employment with the Company terminated in November 2013.

(5)	Mr. Kodukula’s employment with the Company terminated October 31, 2013.
Material Conditions to or Obligations of Severance. The receipt of severance or change of control benefits is conditioned upon the named executive officer delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by Limelight. Further, the executive must agree that for a two year period following his or her termination that executive will not (i) solicit any Limelight employee (sometimes excepting the executive’s personal administrative assistant) for employment other than with Limelight, and (ii) engage in competition with, or have an ownership interest in a business that competes with, Limelight.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs. In fiscal 2013, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.
We also maintain a tax-qualified 401(k) plan, which is broadly available to Limelight’s general U.S. based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.
The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.
Accounting and Tax Considerations. In our review and establishment of compensation programs and payments for fiscal 2013, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us for our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short- and long-term interests of stockholders under a proposed compensation arrangement.
Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.
Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Limelight amended its employment agreements with its named executive officers in December 2008, including the severance arrangements described in this proxy statement, to conform to the requirements of Section 409A. Further Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.
Accounting for Stock-Based Compensation. Beginning on January 1, 2006 we began accounting for stock-based awards in accordance with the requirements of Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Executive Compensation Tables
The following table sets forth information regarding the compensation to each of the individuals who served as our principal executive officer and principal financial officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2013. We refer to these executive officers as our named executive officers.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(i)	(j)
Robert A. Lento	2013	488,611	(5)	—		1,695,000	3,057,200	181,500		16,753	5,439,064
Chief Executive Officer and Director(3)	2012	90,000		—		133,500	283,425	—		5,000	511,925

Peter J. Perrone	2013	120,833		—		913,500	1,386,500	55,000		8,624	2,484,457
Senior Vice President, Chief Financial Officer
and Treasurer(3)
Douglas S. Lindroth	2013	295,277		—		—	—	208,500		404,523	908,300
Former Senior Vice President, Chief	2012	324,480		17,500	(6)	450,000	451,013	144,776		26,614	1,414,383
Financial Officer and Treasurer(4)	2011	312,000		82,357	(7)	438,040	921,183	0	(8)	25,888	1,779,468
George Vonderhaar	2013	245,914		—		452,000	382,150	121,000		18,115	1,219,179
Senior Vice President, Chief Sales Officer(3)

Indu Kodukula	2013	291,667		—		—	—	137,500		195,736	624,903
Former Chief Operating Officer(4)	2012	59,679		—		1,002,250	—	23,358		2,624	1,087,911

Philip C. Maynard	2013	281,216		—		—	—	75,570		19,552	376,338
Senior Vice President, Chief Legal Officer	2012	270,400		17,500	(6)	300,600	300,675	117,757		22,746	1,029,678
and Secretary	2011	260,000		74,906	(7)	335,520	921,183	0	(8)	21,056	1,612,665
Charles Kirby Wadsworth	2013	257,500		—		128,400	131,130	33,000		18,878	568,908
Senior Vice President, Chief Marketing Officer

___________

(1)
These amounts represent the grant date fair value for each of the Stock Awards (restricted stock units) and Option Awards (stock options) granted to our named executive officers in 2013 and in prior years, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting conditions. The amounts included in the Stock Awards column for any performance-based restricted stock units are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2013, 2012 and 2011 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
Represents, among other things, amounts paid for health and life insurance for the employee and the employee’s family members for each of the named executive officers, company matches on 401(k) accounts, attorneys’ fees associated with the negotiation of employment contracts for Messrs. Lento, Perrone, and Vonderhaar, tax gross-up payments for taxes due on the imputed income associated with attendance of the Company’s 2012 Founders’ Circle event for Messrs. Lindroth and Maynard, and amounts paid for certain travel, a car allowance and insurance premiums paid on behalf of Mr. Lindroth in 2011-2013 for automobile maintained by Mr. Lindroth away from his home office. Also includes severance payments in the amount of $376,397 and $179,850 for Messrs. Lindroth and Kodukula.

(3)
Mr. Lento became the Company’s Interim Chief Executive Officer in November 2012 and then became the Company’s permanent President and Chief Executive Officer in January 2013. Messrs. Vonderhaar and Perrone commenced employment with the Company in January and August 2013 respectively.

(4)	Messrs. Lindroth and Kodukula each left the Company in the fourth quarter of 2013.

(5)	Mr. Lento received a monthly salary for his service as interim CEO until he was appointed permanent CEO in January 2013, at which time his annual salary became $475,000.

(6)
Reflects discretionary recognition cash bonuses approved by the Compensation Committee on July 13, 2012 to individuals who were instrumental in the establishment, maintenance and success of the Gaikai Inc. transaction and relationship.

(7)	Includes discretionary bonus approved by the Compensation Committee on September 8, 2011 in recognition of efforts in the completion of business transaction.

(8)
The Compensation Committee approved and authorized this performance-based cash component of the 2012 Supplemental Bonus Program on September 14, 2011. All or a portion of the cash component was eligible for payment in the first quarter of 2013, depending on the attainment of specified fiscal 2012 corporate financial performance metrics set by the Compensation Committee, specifically revenue and adjusted EBITDA. The target and maximum cash bonus payable to Messrs. Lindroth and Maynard should Limelight achieve 100% of the performance criteria is $176,250 and $135,000 respectively. Following the end of fiscal 2012, Messrs. Lindroth and Maynard each received $69,936 and $53,568 attributable to the 2012 Supplemental Bonus Program, respectively.

Grants of Plan-Based Awards in 2013
The following table provides information regarding grants of plan based awards to each of our named executive officers during the fiscal year ended December 31, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)		(j)		(k)	(l)
Robert A. Lento(3)	01/22/13	198,000	300,000	600,000	—		—		—	—
Robert A. Lento	02/22/13	—	—	—	750,000	(4)	—		—	1,695,000
Robert A. Lento	02/22/13	—	—	—	—		2,000,000	(5)	2.26	3,057,200
Peter J. Perrone(3)	08/19/13	132,000	200,000	400,000	—		—		—	—
Peter J. Perrone	08/19/13	—	—	—	350,000	(4)	—		—	710,500
Peter J. Perrone	08/19/13	—	—	—	100,000	(6)	—		—	203,000
Peter J. Perrone	08/19/13	—	—	—	—		1,000,000	(5)	2.03	1,386,500
Douglas S. Lindroth(3)	01/08/13	208,500	208,500	208,500	—		—		—	—
George Vonderhaar(3)	02/11/13	132,000	200,000	400,000	—		—		—	—
George Vonderhaar	02/22/13	—	—	—	200,000	(7)	—		—	452,000
George Vonderhaar	02/22/13	—	—	—	—		250,000	(8)	2.26	382,150
Philip C. Maynard	01/08/13	75,570	114,500	229,000	—		—		—	—
Charles Kirby Wadsworth	01/08/13	33,000	50,000	100,000	—		—		—	—
Charles Kirby Wadsworth	03/01/13	—	—	—	60,000	(9)	—		—	128,400
Charles Kirby Wadsworth	03/01/13	—	—	—	—		90,000	(10)	2.14	131,130
Indu Kodukula (3)	01/08/13	165,000	250,000	500,000	—		—		—	—
___________

(1)
Amounts represent participation in the 2013 Management Bonus Plan (the “Plan”). As described in more detail in the Compensation Discussion and Analysis above, after the second half financial plan was finalized and approved, the Compensation Committee set the performance criteria for the full year performance period so that it took into consideration the financial metrics and interim performance for the first two quarters of 2013. Based on the first half performance, the Compensation Committee set the floor amount at 66%. See the Summary Compensation Table for actual non-equity incentive amounts earned.

(2)
These amounts represent the aggregate grant date fair value for Option Awards and the aggregate service date fair value of Stock Awards, each computed in accordance with ASC Topic 718, as the case may be excluding the effect of estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)
During 2013, Mr. Lento became permanent CEO and Messrs. Vonderhaar and Perrone joined the Company. Each became eligible to receive an annual incentive bonus for calendar year 2013. Mr. Kodukula’s employment with the Company terminated during 2013. The actual earned annual cash incentive for 2013 for each was prorated for the portion of calendar year 2013 during which Messrs. Lento, Vonderhaar, Perrone, and Kodukula were employees of the Company. Under the Plan, Mr. Lindroth would have been eligible to earn up to 200% of his target bonus, or $417,000. However, in July 2013, Mr. Lindroth entered into a transition agreement in connection with the termination of his employment, where upon satisfaction of certain conditions, Mr. Lindroth would be entitled to receive the target bonus level as part of his severance package.

(4)
Each of the restricted stock units represents a contingent right to receive one (1) share of the Company’s common stock. One-quarter (1/4th) of the restricted stock units vest on the one-year anniversary of the effective date of the employment agreement, and one-sixteenth (1/16th) of the restricted stock units vest on the first day of each March, June, September, and December thereafter for twelve (12) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(5)
One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement (the “Vesting Commencement Date”), and one-forty-eighth (1/48th) of the stock options vest on the same day of each month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month) thereafter until all of the stock options have vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(6)	Became fully vested 30 days after the Effective Date of Mr. Perrone’s employment agreement.

(7)
One-sixteenth (1/16th) of the restricted stock units vested June 1, 2013, and an additional one-sixteenth (1/16th)  vest on the first day of each September, December, March, and June thereafter, provided the named executive officer continues to be a Service Provider through each such vesting date.

(8)
One-quarter (1/4th) of the shares subject to the stock option vested on December 3, 2013, and one-forty-eighth (1/48th) of the stock options vested on January 3, 2014 and will vest on the 3rd  day of each month thereafter until all of the stock options have vested (four years), provided the named executive officer continues to be a Service Provider through each such vesting date.

(9)
One-third (1/3rd) of the restricted stock units vested on March 3, 2014, one-twelfth (1/12th) of the restricted stock units will vest on June 1, 2014, and an additional one- twelfth (1/12th) will vest on the first day of each September, December, March, and June thereafter for seven (7) consecutive quarters, provided the named executive officer continues to be a Service Provider through each such vesting date.

(10)
One-third (1/3rd) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of April, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the named executive officer continues to be a Service Provider through each such vesting date.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table presents certain information concerning the outstanding option and restricted stock, and restricted stock unit awards held as of December 31, 2013 by each named executive officer. The Market Values below are based on the reported closing market price of the Company’s common stock on the Nasdaq Global Market as of December 31, 2013 ($1.98 per share).

						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)	(i)	(j)
Robert A. Lento	0	250,000	$1.78	11/13/22	(1)	—		—	—	$—
	0	2,000,000	2.26	02/22/23	(2)	750,000	(3)	1,485,000	—	—
Peter J. Perrone	0	1,000,000	2.03	08/19/23	(2)	350,000	(3)	693,000	—	—
Douglas S. Lindroth	100,000	0	5.00	12/31/14	(4)	—		—	—	—
	52,500	0	6.52	12/31/14	(5)	—		—	—	—
	225,000	0	3.68	12/31/14	(6)	—		—	—	—
	142,187	0	8.07	12/31/14	(7)	—		—	—	—
	249,375	0	1.80	12/31/14	(8)	—		—	—	—
George Vonderhaar	62,500	187,500	2.26	02/22/23	(9)	162,500	(10)	321,750	—	—
Philip C. Maynard	50,000	0	6.39	02/25/18	(11)	—		—	—	—
	167,708	7,292	3.68	02/26/20	(6)	—		—	—	—
	123,958	51,042	8.07	02/17/21	(7)	—		—	—	—
	125,000	125,000	1.80	11/08/22	(8)	83,500	(8)	165,330	—	—
Charles Kirby Wadsworth	—	—	—	—		84,000	(12)	166,320	—	—
	—	90,000	2.14	03/01/23	(13)	60,000	(14)	118,800	—	—
Indu Kodukula	—	—	—	—		—		—	—	—
___________

(1)	Fully vested on the six month anniversary of the effective date of Mr. Lento’s initial employment agreement.

(2)
One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement (the “Vesting Commencement Date”), and one-forty-eighth (1/48th) of the stock options vest on the same day of each month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month) thereafter until all of the stock options have vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(3)
One-quarter (1/4th) of the restricted stock units vest on the one-year anniversary of the effective date of the employment agreement, and one-sixteenth (1/16th) of the restricted stock units vest on the first day of each March, June, September, and December thereafter for twelve (12) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(4)	Vested 1/4th on October 20, 2009 and 1/48th monthly thereafter.

(5)	Vested in 36 equal monthly installments beginning on March 5, 2008.

(6)
Vested 1/48th on February 1, 2010, and 1/48th vests each month thereafter on the first day of each month, provided the named executive officer is continuously a Service Provider through each such vesting date.

(7)
Vested 1/48th on February 1, 2011 and 1/48th vests each month thereafter on the first day of each month, provided the named executive officer is continuously a Service Provider through each such vesting date.

(8)
A total of 50% of the stock options and restricted stock units subject to the grants vested quarterly in four equal installments during the first year beginning on March 1, 2013, and then on each of June 1, September 1 and December 1 thereafter; a total of 33% of the stock options and restricted stock units subject to the grants shall vest quarterly in four equal installments during the second year beginning on March 1, 2014, and then on each of June 1, September 1 and December 1 thereafter; and a total of 17% of the stock options and restricted stock units subject to the grants shall vest quarterly in four equal installments during the third year beginning on March 1, 2015, and then on each of June 1, September 1 and December 1 thereafter, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(9)
One-quarter (1/4th) of the shares subject to the stock option vested on December 3, 2013, and one-forty-eighth (1/48th) of the stock options vested on January 3, 2014 and will vest on the 3rd day of each month thereafter until all of the stock options have vested (four years), provided the named executive officer continues to be a Service Provider through each such vesting date.

(10)
One-sixteenth (1/16th) of the restricted stock units vested June 1, 2013, and an additional one-sixteenth (1/16th)  vest on the first day of each September, December, March, and June thereafter, provided the named executive officer continues to be a Service Provider through each such vesting date.

(11)	Vested in 48 equal monthly installments beginning on March 25, 2008.

(12)
One-third (1/3rd) of the restricted stock units vested on the one year anniversary of the date that the named executive officer commenced employment with Limelight, one-twelfth (1/12th) of the restricted stock units vested on September 1, 2013, and an additional one- twelfth (1/12th) will vest on the first day of each December, March, June, and September thereafter for seven (7) consecutive quarters, provided the named executive officer continues to be a Service Provider through each such vesting date.

(13)
One-third (1/3rd) of the restricted stock units vested on March 3, 2014, one-twelfth (1/12th) of the restricted stock units will vest on June 1, 2014, and an additional one- twelfth (1/12th) will vest on the first day of each September, December, March, and June thereafter for seven (7) consecutive quarters, provided the named executive officer continues to be a Service Provider through each such vesting date.

(14)
One-third (1/3rd) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of April, 2014 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the named executive officer continues to be a Service Provider through each such vesting date.

Option Exercises and Stock Vested in Last Fiscal Year
The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2013, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Robert A. Lento	—	$—	75,000	$153,000
Peter J. Perrone	—	—	100,000	200,100
Douglas S. Lindroth	—	—	166,250	348,238
George Vonderhaar	—	—	37,500	79,625
Philip C. Maynard	—	—	83,500	177,646
Charles Kirby Wadsworth	—	—	66,000	144,043
Indu Kodukula	—	—	118,750	252,938
___________

(1)
The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate deemed fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Director Compensation
The independent members of the Board of Directors are eligible to receive both cash and equity compensation for their service as board members as more fully described herein. Members of management who are on the Board of Directors are not eligible for additional compensation for their service as board members. Pursuant to a European Expansion Consulting Agreement between the Company, Mr. Falk, and eValue AG, which was filed with a Current Report on Form 8-K on May 6, 2010, Mr. Falk received 52,500 shares of restricted stock units as compensation for his service on the Board and eValue AG received 197,500 shares of restricted stock units as consideration for consulting services performed by Mr. Falk on behalf of eValue AG, each of which vest in sixteen equal quarterly installments.
Pursuant to the Compensation Committee charter, the Compensation Committee periodically reviews and may recommend to the Board, changes to the compensation for members of our Board. In December 2010 and March 2012, the Compensation Committee engaged Compensia, an independent compensation consultant, to conduct a review of the Company’s director compensation program. Based on these reviews, the Company’s director compensation program included the following components during fiscal 2013:

•
The Company will grant options to purchase 52,500 shares of Limelight common stock when a new director first joins the Board of Directors (the “Initial Award Options”). The exercise price of the Initial Award Options is the fair market value of the underlying common stock on the date of grant, and the Initial Award Options vest in 36 equal monthly installments beginning one month following the date of grant.

•
Cash compensation for each outside director consisting of: (i) an annual cash retainer of $25,000 paid quarterly in arrears for services as an outside director; (ii) an annual cash retainer of $15,000 paid quarterly in arrears for service by an outside director as Audit Committee Chairman; (iii) an annual cash retainer of $5,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Audit Committee; (iv) an annual cash retainer of $10,000 paid quarterly in arrears for service by an outside director as Compensation Committee Chairman; and (v) an annual cash retainer of $2,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Compensation Committee. No annual retainer will be paid for service by a director either as Chairman or a member of the Nominating and Governance Committee. However, effective in fiscal 2013, an annual cash retainer of $25,000 will be paid quarterly in arrears for service by an outside director as non-executive Chairman of the Board.

•
Equity compensation for each outside director, consisting of two components: (i) an annual equity retainer of $12,000, generally paid in restricted stock units (the “Annual Equity Retainer”) and (ii) an annual equity award (the “Annual Award”). These equity awards are established by the Compensation Committee for each fiscal year during the first quarter of the fiscal year in accordance with the following principles: (i) the Annual Award will be based upon a fixed value (the “Fixed Value”) rather than a fixed number of stock options, restricted stock units or other equity award units; (ii) the Fixed Value shall correlate to the 25th percentile, the 50th percentile or the 75th percentile of the value of annual equity awards granted to outside directors in the Company’s Peer Group; (iii) the Compensation Committee will determine an appropriate Peer Group taking into consideration such factors as it deems relevant, including without limitation, total revenue, revenue growth, industry, income and number of employees; (iv) the Compensation Committee may rely upon the advice of an independent compensation consultant to the extent it deems such reliance necessary or appropriate to determine a relevant Peer Group and to identify the value of annual equity awards to directors at the 25th, 50th and 75th percentiles of the selected Peer Group; (v) in selecting the applicable Peer Group percentile to which the Fixed Value will correlate, the Compensation Committee will consider the Company’s financial performance during the previous fiscal year, the Peer Group percentile to which the value of equity awards granted to executive management most closely correlates with the intent that the Peer Group percentile for the directors’ Annual Award will align with the Peer Group percentile to which equity awards granted to executive management most closely correlate, and such other factors as the Compensation Committee may deem relevant; (vi) one half of the Fixed Value of an Annual Award will be satisfied with an award of non-statutory stock options and one half will be satisfied with an award of restricted stock units (as those terms are defined in the Company’s 2007 Equity Incentive Plan (the “Plan”)), provided however, if any director has a legal impediment to receipt of restricted stock units and notifies the Company of such impediment prior to the award and acceptance of such restricted stock units then all of the Fixed Value of the Annual Award, and the Equity Annual Retainer, will be satisfied with an award of non-statutory stock options; (vii) the vesting of the Annual Award and the Equity Annual Retainer shall be as set forth in Section 11(f)(iv) of the Plan; and (viii) the value of a stock option will be determined using the Black-Scholes valuation method and the value of restricted stock units will be determined using the Company’s 30 day average stock price for the 30 days preceding the valuation date. The Committee may rely upon the advice and guidance of its independent compensation consultant in determining appropriate values. Unless otherwise determined by the Compensation Committee, the valuation date will be the date of the Company’s annual meeting of its stockholders immediately following which the Annual Award and the Equity Annual Retainer are to be granted.

During fiscal 2013, Mr. Amaral received a cash retainer for serving as Audit Committee Chairman, Messrs. Fisher and Peterschmidt each received a cash retainer for serving as members of the Audit Committee, Mr. Perrone received a cash retainer (through August 2013) for serving as Compensation Committee Chairman, and Messrs. Amaral and Peterschmidt each received a cash retainer for serving as members of the Compensation Committee. The Fixed Value for the 2013 annual awards was set at the 50th percentile of the value of annual equity awards granted to outside directors in the Company’s Peer Group. Prior to 2008, Messrs. Gleberman, Perrone and Harman waived receipt of equity awards as compensation for their service on the board. Since 2008, Messrs. Gleberman, Perrone and Harman accepted their annual equity award grants, and with the consent of Limelight, assigned the beneficial interest in those grants to their respective employers – Goldman Sachs & Co. with respect to Messrs. Gleberman and Perrone, and Oak Investment Partners with respect to Mr. Harman. Following his departure from the Board and from Goldman Sachs & Co. to become Limelight’s Chief Financial Officer, beneficial ownership of all annual equity award grants previously issued to Mr. Perrone in connection with his service to the Board remained with Goldman Sachs & Co.
The following table presents the compensation received by our non-employee directors during fiscal year 2013:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
(a)	(b)		(c)	(d)	(e)
Walter D. Amaral	$67,000		$74,738	$55,880	$197,618
Thomas Falk	—		—	—	—
Jeffrey T. Fisher	30,000		74,738	55,880	160,618
Joseph H. Gleberman	25,000		74,738	55,880	155,618
Fredric W. Harman	25,000		—	123,951	148,951
Peter J. Perrone	17,500	(3)	74,738	55,880	148,118
David C. Peterschmidt	32,000		74,738	55,880	162,618
___________

(1)
These amounts represent the grant date fair value for the restricted stock unit awards granted to the non-management directors, as compensation for service on the Board, computed in accordance with ASC Topic 718.

(2)
These amounts represent the grant date fair value for each of the stock option awards granted to our directors in 2013, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2013 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	Mr. Perrone served on the Board until August 2013.

The following table sets forth the options to purchase shares of our common stock and restricted stock units issued in 2013 to our non-employee directors that held office during 2013:

Name	Grant Date	Number of Securities Underlying Options (#)	Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Walter D. Amaral	06/06/13	36,406	—	$2.39	$55,880
	06/06/13	—	31,271	—	74,738
Jeffrey T. Fisher	06/06/13	36,406	—	2.39	55,880
	06/06/13	—	31,271	—	74,738
Joseph H. Gleberman	06/06/13	36,406	—	2.39	55,880
	06/06/13	—	31,271	—	74,738
Fredric W. Harman	06/06/13	80,755	—	2.39	123,951
Peter J. Perrone	06/06/13	36,406	—	2.39	55,880
	06/06/13	—	31,271	—	74,738
David C. Peterschmidt	06/06/13	36,406	—	2.39	55,880
	06/06/13	—	31,271	—	74,738
___________

(1)
These amounts represent the grant date fair value for each of the restricted stock units and stock option awards granted to our directors in 2013. The stock option awards are computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2013 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employee Benefit Plans
We currently maintain two equity-based compensation plans that have been approved by the stockholders – the 2007 Equity Incentive Plan, which was approved by the stockholders in May 2007 and the Amended and Restated 2003 Incentive Compensation Plan, which was approved by the stockholders in October 2006. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2013:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)(2)
Equity compensation plans approved by security holders	15,982,265	$4.00	5,162,930
Equity compensation plans not approved by security holders	—	—	—
Total	15,982,265	4.00	5,162,930
___________

(1)	Includes outstanding stock options and rights for 14,426,270 shares under the 2007 Equity Incentive Plan and 1,555,995 shares under the Amended and Restated 2003 Incentive Compensation Plan.

(2)
Includes 5,162,930 shares available for issuance under the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2014, the number of shares reserved for issuance under the 2007 Equity Incentive Plan increased by 3,907,059 shares, representing 4% of the outstanding shares of our common stock on December 31, 2013. The data presented in this table was calculated as of December 31, 2013 and does not reflect the January 1, 2014 increase. We do not intend to grant any additional awards under our Amended and Restated 2003 Incentive Compensation Plan.

401(k) Plan
We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $17,500 in 2013, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed 3% of compensation for the year and a fifty percent (50%) match on the next 2% of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2013, we believe that all our executive officers, directors and 10% stockholders complied with the applicable filing requirements. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers and 10% stockholders.
Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the director and executive compensation arrangements discussed above, the following is a description of transactions since January 1, 2013, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Investors’ Rights Agreement. In July 2006, we entered into an amended and restated investors’ rights agreement with the purchasers of our preferred stock, including GS Capital Partners entities and Oak Investment Partners XII, L.P., that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock into common stock at the time of the IPO. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding at least 25% of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated offering price of at least $10 million. In addition, holders of registrable securities holding at least 5% of such registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5 million. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions, provided that we may not reduce the number of registrable securities included in any such registration below 20% of the total number of shares included in such offering. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate five years after the closing of our IPO and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.
Equity Grants. Certain stock option and restricted stock unit grants made in 2013 to our directors and executive officers and related equity award policies are described elsewhere in this proxy statement.
Indemnification of Officers and Directors. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. Please see “Limitation on Liability and Indemnification Matters” for further information on indemnification of officers and directors.
Own3D Entertainment (Own3D). Mr. Falk, a member of Limelight’s Board of Directors, has an ownership interest in Own3D, previously a customer of the Company. At December 31, 2012, the outstanding accounts receivable balance from Own3D was $1,212,477 of which the Company had recorded an allowance for bad debt of approximately $835,000 against the outstanding accounts receivable and had recorded deferred revenue of approximately $377,000. In January 2013, Own3D ceased operations, and in February 2013, Own3D had its first bankruptcy hearing in relation to its insolvency. During 2013, Limelight wrote-off the fully reserved related party accounts receivable.
eValue AG (eValue). In connection with the acquisition of EyeWonder, the Company entered into a European Expansion Consulting Agreement with eValue and Mr. Falk. Mr. Falk serves as eValue’s Chief Executive Officer and managing director. As consideration for the services under this engagement, eValue received 197,500 restricted stock units, which vest in sixteen equal quarterly installments over a four year period. On the date the agreement was completed, the approximate value of the restricted stock units received by eValue was $793,950.
Ciber, Inc. (Ciber). Mr. Peterschmidt, a member of Limelight’s Board of Directors, is the President and Chief Executive Officer of Ciber, a leader in global information technology services. During 2013, Limelight entered into an agreement with Ciber to provide information technology services to assist Limelight with the Company’s utilization of Oracle enterprise resource planning (ERP) system. During 2013, the Company incurred $154,332 in expense related to the services provided.
Policies and Procedures for Related Party Transactions. Our Board of Directors has adopted a written related party transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $5,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. As provided by our Audit Committee charter and the related party transactions policy, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our Audit Committee any such related party transaction prior to its completion. A memorandum detailing our related party transactions is provided to the Audit Committee on a quarterly basis. The Audit Committee reviews and approves the related party memorandum with such approval being documented in the minutes of the Audit Committee meeting in which the related party memorandum is presented. Prior to the creation of our Audit Committee, our full Board of Directors reviewed related party transactions. Each of the related party transactions described above that were submitted to our Board of Directors were approved by disinterested members of our Board of Directors after disclosure of the interest of the related party in the transaction.
PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Stockholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies and the compensation paid to the named executive officers.
As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract, motivate and retain talented executives responsible for the success of

Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
Stockholders are being asked to vote on the following resolution:
RESOLVED: that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation tables and the accompanying narrative, is hereby approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.
OTHER MATTERS
We know of no other matters to be submitted for the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.
STOCKHOLDERS SHARING THE SAME ADDRESS
We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.
If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona, 85281 or call James Todd in our Legal department at (602) 850-4831. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 23, 2014

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

LIMELIGHT NETWORKS, INC.
ATTN: CORPORATE SECRETARY
222 S. MILL AVE, SUITE 800
TEMPE, AZ 85281

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # → 000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Walter D. Amaral 02 Gray Hall

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐
3. To vote for and approve, on a non-binding, advisory basis, the compensation of the named executive officers of the company.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000208852_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

LIMELIGHT NETWORKS, INC.
Annual Meeting of Shareholders
June 5, 2014 9:00 AM MST
This proxy is solicited by the Board of Directors

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000208852_2 R1.0.0.51160